Exhibit 3.6

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “VISKASE COMPANIES, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE THIRD DAY OF APRIL, A.D. 2003, AT 3:24 O`CLOCK P.M.

CERTIFICATE OF OWNERSHIP, FILED THE THIRTIETH DAY OF JANUARY, A.D. 2004, AT 3:04 O`CLOCK P.M.

CERTIFICATE OF DESIGNATION, FILED THE EIGHTH DAY OF NOVEMBER, A.D. 2006, AT 8:10 O`CLOCK A.M.

CERTIFICATE OF AMENDMENT, FILED THE SEVENTEENTH DAY OF OCTOBER, A.D. 2017, AT 2:25 O`CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE NINETEENTH DAY OF DECEMBER, A.D. 2018, AT 5:50 O`CLOCK P.M.

/s/ Jeffrey W. Bullock, Secretary of State
Jeffrey W. Bullock, Secretary of State

757401 8100X SR# 20195651804	Authentication: 203097668 Date: 06-25-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:24 PM 04/03/2003
030223440 - 0757401

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VISKASE COMPANIES, INC.

VISKASE COMPANIES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”), DOES HEREBY CERTIFY:

1.       That the name of the Corporation is Viskase Companies, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 21, 1970.

2.       That the name under which the Corporation was originally incorporated was MGN, Inc. The name was changed to Envirodyne Industries, Inc. in a merger filed September 3, 1970. A merger was filed on September 4, 1998 which changed its name to Viskase Companies, Inc.

3.       That this Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation by restating the Certificate of Incorporation in its entirety.

4.       That this Amended and Restated Certificate of Incorporation is being filed pursuant to 8 Del. C. Section 303, the Corporation’s Prepackaged Plan of Reorganization as Modified, and the Order Pursuant To Sections 1125 And l 129(a) Of The Bankruptcy Code And Rules 3017 And 3020 Of The Federal Rules Of Bankruptcy Procedure Finally Approving Shares Disclosure Statement And Confirming Viskase Companies, Inc.’s Prepackaged Plan Of Reorganization As Modified, entered by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, on December 20, 2002.

5.       That the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“FIRST: The name of the corporation is Viskase Companies, Inc. (hereinafter, the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road — Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is United States Corporation Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 100,000,000 shares, consisting of (i) 50,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 50,000,000 shares of Preferred Stock, $0.01 par value per share.

The Corporation shall not issue any additional shares of stock, other than upon the exercise of any options, warrants or other convertible securities outstanding as of the date hereof, without approval of the board of directors of the Corporation (the “Board of Directors”) upon the affirmative vote of no less than 80% of the authorized number of directors constituting the Board of Directors, including authorized but vacant directorships (the “Whole Board”). The Corporation shall not issue non-voting equity securities, Common Stock or otherwise.

The designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	Common Stock

Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by him of record.

Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

B.	Preferred Stock

Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation or any series of any class of Preferred Stock:

(1)       the designation of such class or series, the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the stated value thereof if different from the par value thereof;

(2)       the terms of the voting rights of the shares of such class or series, in addition to any voting rights provided by law;

(3)       the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

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(4)       whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(5)       the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6)       whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7)       whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8)       the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or any other series of the same class.

(9)       the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

(l0)      the ranking (be it pari passu, junior or senior) of each class or series vis-a vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

(11)       any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other class or series at any time outstanding.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

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(1)      The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office. Directors shall be elected by the stockholders at each annual meeting of stockholders. Each director shall hold office until the following annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(2)      Subject to the rights of holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

(3)       Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

(4)       Election of directors need not be by ballot unless the Bylaws so provide.

(5)       In addition to the powers and authorities hereinabove or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

(6)       The Board of Directors shall have the concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(7)       The Corporation shall not adopt any new stockholder rights or similar plan without the affirmative vote of not less than (i) 90% of the then outstanding shares of Common Stock and Preferred Stock, if any, entitled to vote thereon and (ii) 80% of the Whole Board, except that in response to an unsolicited tender offer, the Board of Directors may on one occasion after April 3, 2003 adopt a stockholder rights or similar plan having a term of not more than 60 days.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

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SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Section 102 of the GCL, as the same may be amended or supplemented. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

EIGHTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the President, by a majority of the members of the Board of Directors or by the holders of ten percent (10%) or more of the total combined voting power of the outstanding capital stock of the Corporation having voting power for the election of directors.”

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate to be executed on its behalf this 3rd day of April, 2003.

VISKASE COMPANIES, INC.

By:	/s/ Gordon S. Donovan
Name: Gordon S. Donovan
Title: Vice President

State of Delaware Secretary of State Division of Corporations
Delivered 03:04 PM 01/30/2004 FILED 03:04 PM 01/30/2004
SRV 040066787 - 0757401 FILE

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING EACH OF

VISKASE HOLDING CORPORATION

AND

VISKASE SALES CORPORATION

INTO

VISKASE COMPANIES, INC.

* * * * * * *

Viskase Companies, Inc. a corporation organized and existing under the laws of Delaware,

DOES HEREBY CERTIFY:

FIRST: That this corporation was incorporated on the 21st day of July, 1970, pursuant to the General Corporation Law of the State of Delaware.

SECOND: (a) That this corporation owns all of the outstanding shares of the capital stock of Viskase Holding Corporation, a corporation incorporated on the 1st day of April, 1987, pursuant to the General Corporation Laws of Delaware.

(b) That this corporation owns all of the outstanding shares of the capital stock of Viskase Sales Corporation, a corporation incorporated on the 21st day of January, 1986, pursuant to the General Corporation Law of the State of Delaware.

THIRD: That this corporation, by the following resolutions of its Board of Directors, duly adopted on January 30, 2004 by the unanimous written consent of its members, filed with the minutes of the Board, determined to and will merge into itself each of said Viskase Holding Corporation and Viskase Sales Corporation

RESOLVED:	that it is deemed advisable and in the bests interests of the Corporation and each of Viskase Holding Corporation and Viskase Sales Corporation, that the Corporation merge, and it hereby does merge into itself, Viskase Holding Corporation and Viskase Sales Corporation, such that the Corporation survives and assumes all of their respective obligations; and

FURTHER RESOLVED:	that the merger shall be effective upon the date of filing with the Secretary of the State of Delaware; and

FURTHER RESOLVED:	that the proper officers of the Corporation be, and each of them acting singly hereby is, authorized to execute and deliver a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge each of said Viskase Holding Corporation and Viskase Sales Corporation, and assume each of their respective liabilities and obligations, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any ways necessary or proper to effect said mergers.

IN WITNESS WHEREOF, said Viskase Companies, Inc. has caused this Certificate to be signed by Jon F. Weber, its President, this 30th day of January, 2004.

VISKASE COMPANIES, INC.

By:	/s/ Jon F. Weber
Jon F. Weber, President

State of Delaware Secretary of State Division of Corporations
Delivered 08:10 AM 11/08/2006
FILED 08:10 AM 11/08/2006
SRV 061020800 - 0757401 FILE

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

VISKASE COMPANIES, INC.

PURSUANT TO SECTION 151

OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

Viskase Companies, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that, in accordance with the provisions of Section 151 of such law and pursuant to Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors (the “Board”) of the Corporation is authorized to issue a series of preferred stock of the Corporation (“Preferred Stock”), has authorized the series of Preferred Stock hereinafter provided for and has adopted the following resolutions creating a series of Preferred Stock, par value $0.01 per share, designated as “Series A Preferred Stock,” as follows:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and hereby is, created and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereon, are as follows:

1.	Designation and Amount.

1.1       Series A Preferred Stock. Fifteen Million (15,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

2.	Dividends.

2.1       General. From the date of the issuance of any shares of Series A Preferred Stock and until the earlier of (i) the expiration or earlier termination of the offering of rights to acquire common stock, par value $0.01 per share, of the Corporation (“Common Stock”) on the terms and subject to the conditions set forth in that certain Series A Preferred Stock Purchase Agreement, dated November 7, 2006 (as amended, the “Purchase Agreement”), among the Corporation and the Investors identified therein (the “Rights Offering”) and (ii) six (6) months from such issuance, each share of Series A Preferred Stock shall accrue a minimum dividend of Twenty-One and Nine Thousand Three Hundred Seventy-Five Ten Thousandths Cents ($0.219375) (the period from the date of issuance through the earlier of the dates specified in clauses (i) and (ii) being hereinafter referred to as the “Initial Dividend Period”). After the expiration of the Initial Dividend Period, dividends at the rate of 15% per annum on the Series A Liquidation Value plus accrued and unpaid dividends thereon shall accrue on each share of Series A Preferred Stock. Dividends on the Series A Preferred Stock shall be cumulative and, except as set forth in Section 3.1, shall be payable when, as and if declared by the Board. Dividends shall accrue daily and compound quarterly. The Corporation shall not declare, pay or set aside any dividends on Common Stock unless the holders of the Series A Preferred Stock (the “Series A Holders”) then outstanding shall have received payment in full for all accrued but unpaid dividends. The “Series A Liquidation Value” shall mean One Dollar and Ninety-Five Cents ($1.95) per share.

2.2       Payment-in-Kind. Notwithstanding any other provision of this Certificate of Designations, in the sole discretion of the Corporation, any dividends accruing on the Series A Preferred Stock may be paid in lieu of cash dividends by the issuance of additional shares of Series A Preferred Stock (including fractional shares) having an aggregate Series A Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided that if the Corporation pays less than the total amount of dividends then accrued on the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock, such payment in additional shares and the cash portion of any such dividend shall be made pro rata among the Series A Holders based upon the aggregate accrued but unpaid dividends on the Series A Preferred Stock held by each such Series A Holder. If and when any Series A Preferred Stock is authorized and issued under this Section 2.2 for the payment of accrued dividends, such Series A Preferred Stock shall be deemed to be validly issued and outstanding and fully paid and nonassessable.

3.	Liquidation, Dissolution or Winding Up; Deemed Liquidation Event.

3.1       Preferential Payments to Series A Holders. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or any Deemed Liquidation Event (as defined in Section 3.2 below) the Series A Holders at the time of such event shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders (on a pari passu basis with the holders of any series of Preferred Stock of the Corporation ranking in liquidation on a parity with the Series A Preferred Stock) before any payment shall be made to the holders of Common Stock or any other class or series of capital stock ranking in liquidation junior to the Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to the Series A Liquidation Value plus any dividends accrued but unpaid thereon, whether or not declared. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Series A Holders and any other series of Preferred Stock ranking in liquidation on a parity with the Series A Preferred Stock the full amount to which they shall be entitled under this Section 3.1, the Series A Holders and any other series of Preferred Stock ranking in liquidation on a parity with the Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.2       Deemed Liquidation Event.

(a)       Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least majority of the outstanding shares of Series A Preferred Stock elect otherwise by written notice sent to the Corporation at least ten (10) business days prior to the effective date of any such event:

(i)       a merger or consolidation in which (A) the Corporation is a constituent party or (B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except in either case any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 3.2, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(ii)       the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(b)       The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3.1.

(c)       In the event of a Deemed Liquidation Event, if the Corporation does not effect a dissolution of the Corporation under the DGCL within ninety (90) calendar days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each Series A Holder no later than the ninetieth (90th) calendar day after the Deemed Liquidation Event advising such Series A Holder of its right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series A Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Series A Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) calendar days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation in connection with such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the one hundred fiftieth (150th) calendar day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Value plus all accrued and unpaid dividends thereon. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A Preferred Stock and of any other series of Preferred Stock ranking in redemption on parity with the Series A Preferred Stock that is required to then be redeemed, the Corporation shall redeem a pro rata portion of each Series A Holder’s shares of Series A Preferred Stock and any such other series of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Section 3.2, the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(d)       The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

4.	Voting.

4.1       General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Series A Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such Series A Holder are convertible pursuant to Section 5 as of the record date for determining stockholders entitled to vote on such matter. Fractional votes shall not be permitted, but shall be rounded up to the nearest whole number based on the aggregate number of shares of Series A Preferred Stock held by such Series A Holder. Except as provided by law or by the other provisions of the Certificate of Incorporation, Series A Holders shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

4.2       Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, consummate any transaction outside the ordinary course of business (other than the Rights Offering) or do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting on a common-equivalent basis in accordance with Section 4.1), given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a)       liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event or consent to any of the foregoing;

(b)       amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation (other than in connection with the authorization and issuance of Exempted Securities);

(c)       create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock (other than Exempted Securities), or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock (other than in connection with the authorization and issuance of Exempted Securities);

(d)       purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) dividends or other distributions of Exempted Securities, and (iv) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service; or

(e)       declare or pay dividends or other distributions in respect of the Common Stock (other than in connection with dividends or other distributions of Exempted Securities).

5.	Conversion.

5.1           Optional Conversion. The Series A Holders shall have conversion rights as follows (the “Conversion Rights”):

(a)       Conversion Rights. Unless theretofore converted in accordance with the provisions of Section 5.2,

(i)       (A) each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof and (B) all shares of Series A Preferred Stock shall be convertible upon the written request of the holders of at least a majority of the outstanding Series A Preferred Stock; in case of clauses (A) and (B), at any time on or after the six-month anniversary of the date of issuance; and

(ii)       each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof to the extent (and only to the extent) that, in the good faith judgment of the holder thereof (with the advice of legal counsel), the holding of such share of Series A Preferred Stock by such holder, in conjunction with any other stock of the Corporation that is held (directly or indirectly) by such holder or a member of such holder’s Controlled Group (as defined below), is reasonably likely to result in the Corporation becoming included in a Controlled Group that includes such holder;

into a number of fully paid and nonassessable shares of Common Stock equal to (x) the per share Series A Liquidation Value plus accrued and unpaid dividends thereon divided by (y) 70% of the Conversion Price (as defined below).

The “Conversion Price” shall initially be equal to One Dollar and Ninety-Five Cents ($1.95). Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. “Controlled Group” shall mean (i) a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder and (ii) two or more trades or businesses under common control within the meaning of Section 414(c) of the Code and the regulations thereunder.

(b)       Procedural Requirements. In order for a Series A Holder to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, such Series A Holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock (or, if such Series A Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such Series A Holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such Series A Holder’s name or the names of the nominees in which such Series A Holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Series A Holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such Series A Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, rounded to the nearest whole number of shares.

(c)       Effect of Optional Conversion. All shares of Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the Series A Holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.2	Mandatory and Controlled Group Conversions.

(a)       Mandatory Conversion. Upon the (i) expiration of the Rights Offering or (ii) early termination of the Rights Offering with the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting on a common-equivalent basis in accordance with Section 4.1), which, in each case, has been initiated no later than ninety (90) calendar days after the date of initial issuance of the Series A Preferred Stock (the “Trigger Event”), each outstanding share of Series A Preferred Stock remaining outstanding after the fifth (5th) calendar day following the Trigger Event (such date being the “Mandatory Redemption Date”) and not otherwise subject to Mandatory Redemption pursuant to Section 6.2 shall automatically be converted following the close of business on the first business day following the Mandatory Redemption Date into a number of shares of Common Stock equal to (i) the per share Series A Liquidation Value plus accrued and unpaid dividends divided by (ii) 70% of the Conversion Price (a “Mandatory Conversion”).

(b)       Controlled Group Conversion. Shares of Series A Preferred Stock held by any holder shall be automatically converted to the extent (and only to the extent) that the holding of such shares by the holder, in conjunction with any other stock of the Corporation that is held (directly or indirectly) by such holder or a member of such holder’s Controlled Group (as defined below), would cause the Corporation to be included in a Controlled Group that includes such holder, into a number of shares of Common Stock equal to (i) the per share Series A Liquidation Value plus accrued and unpaid dividends divided by (ii) 70% of the Conversion Price (the “Automatic Controlled Group Conversion”). Any Automatic Controlled Group Conversion shall be effective as of the date immediately preceding the date of holding of such shares by the holder would cause the Corporation to be included in such a Controlled Group.

(c)       Procedural Requirements. Upon a Mandatory Conversion or Automatic Controlled Group Conversion, each affected Series A Holder shall surrender his, her or its certificate or certificates for all such shares (or, if such Series A Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated by the Corporation, and shall thereafter receive certificates for the number of shares of Common Stock to which such Series A Holder is entitled pursuant to this Section 5.2. Upon a Mandatory Conversion, all outstanding shares of Series A Preferred Stock, and upon an Automatic Controlled Group Conversion, that number of shares automatically converted in accordance with Section 5.2(b), shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series A Preferred Stock so converted, shall terminate, except only the rights of the Series A Holders, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Section 5.2(c). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the Series A Holder or by his, her or its attorney duly authorized in writing. As soon as practicable after the conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Corporation shall issue and deliver to such Series A Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, rounded to the nearest whole number of shares.

(d)       Effect of Conversion. All converted shares of Series A Preferred Stock shall, from and after conversion pursuant to this Section 5.2, no longer be deemed to be outstanding. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

5.3          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares of Common Stock to which the Series A Holder would otherwise be entitled, the Corporation shall round the number of shares of Common Stock into which the Series A Preferred Stock may be converted to the nearest whole number of shares.

5.4	Mechanics of Conversion.

(a)	Reservation of Shares.

(i)       The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(ii)       The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the payment of Series A Preferred Stock in lieu of cash dividends pursuant to Section 2.2, such number of its duly authorized shares of Series A Preferred Stock as shall from time to time be sufficient to effect the payment of Series A Preferred Stock in lieu of all then accrued and unpaid cash dividends, and if at any time the number of authorized but unissued shares of Series A Preferred Stock shall not be sufficient to effect such payment of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Series A Preferred Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain any requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(iii)       Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(b)        Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. In addition, the Corporation shall not be required to pay any tax that may be payable in respect of any dividends paid upon conversion of the Series A Preferred Stock.

5.5	Adjustments to Conversion Price for Diluting Issues.

(a)          Special Definitions. For purposes of this Certificate of Designations, the following definitions shall apply:

(i)       “Additional Shares of Capital Stock” shall mean all shares of capital stock issued (or, pursuant to Section 5.5(c) below, deemed to be issued) by the Corporation after the Series A Original Issue Date, other than the following shares of capital stock, and shares of capital stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

(1)       shares of capital stock issued as stock dividends, stock splits, recapitalizations and similar transactions completed with respect to both the Common Stock and Series A Preferred Stock;

(2)       shares of capital stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(3)       shares of capital stock actually issued upon the conversion or exercise of Series A Preferred Stock, or other derivative securities outstanding as of the Series A Original Issue Date; or

(4)       shares of capital stock, Options or Convertible Securities issued in connection with business acquisitions or to financial institutions or lessors in connection with commercial credit arrangements, equity financings or similar transactions that are primarily of a non-equity financing nature, strategic partners or licensors, or other third parties with whom the Corporation engages in a transaction, in each case, as approved by the Board.

(ii)       “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iii)       “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(iv)       “Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.

(b)         No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Capital Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Capital Stock.

(c)         Deemed Issuance of Additional Shares of Capital Stock.

(i)       If the Corporation at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Capital Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)       If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 5.5(d) below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (ii) of this Section 5.5(c) shall have the effect of increasing the Conversion Price to an amount which exceeds the lesser of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Capital Stock (other than deemed issuances of Additional Shares of Capital Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii)       If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 5.5(d) below (either because the consideration per share (determined pursuant to Section 5.5(e) hereof) of the Additional Shares of Capital Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Capital Stock subject thereto (determined in the manner provided in clause (i) of this Section 5.5(c)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)       Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 5.5(d) below, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v)       If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 5.5(c) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (ii) and (iii) of this Section 5.5(c)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 5.5 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(d)       Adjustment of Conversion Price Upon Issuance of Additional Shares of Capital Stock. In the event the Corporation shall at any time after the Series A Original Issue Date issue Additional Shares of Capital Stock (including Additional Shares of Capital Stock deemed to be issued pursuant to Section 5.5(c)), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Capital Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of $0.01 of consideration for all such Additional Shares of Capital Stock issued or deemed to be issued.

(e)       Determination of Consideration. For purposes of this Section 5.5, the consideration received by the Corporation for the issue of any Additional Shares of Capital Stock shall be computed as follows:

(i)       Cash and Property: Such consideration shall:

(l)         insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(2)       insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(3)       in the event Additional Shares of Capital Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

(ii)       Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Capital Stock deemed to have been issued pursuant to Section 5.5(c), relating to Options and Convertible Securities, shall be determined by dividing

(1)       the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)       the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(f)       Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Capital Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 5.5(d) above then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(g)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5.5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) calendar days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Series A Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Series A Holder (but in any event not later than ten (10) calendar days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property that then would be received upon the conversion of Series A Preferred Stock.

(h)       Notice of Record Date. In the event:

(i)       the Corporation shall establish a record date for the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security;

(ii)       of any capital reorganization of the Corporation, Deemed Liquidation Event or any reclassification of the Common Stock of the Corporation; or

(iii)       of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation shall send or cause to be sent to the Series A Holders a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Deemed Liquidation Event, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, Deemed Liquidation Event, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) calendar days prior to the record date or effective date for the event specified in such notice.

6.	Redemption.

6.1       Optional Redemption. The Corporation shall have the right to redeem, and each Series A Holder shall have the right to require the Corporation to redeem, in whole or in part, each then outstanding share of Series A Preferred Stock held by such Series A Holder at any time after September 30, 2011 for cash consideration equal to the per share Series A Liquidation Value plus all accrued but unpaid dividends thereon; provided that until immediately prior to the Redemption Date, each Series A Holder shall have the right to convert such outstanding Series A Preferred Stock as and to the extent provided in Section 5.1. In the event that a Series A Holder elects to require the Corporation to redeem Series A Preferred Stock in accordance with this Section 6.1, the Corporation shall, within ten (10) business days following the Corporation’s receipt of notice from such Series A Holder, redeem the shares of Series A Preferred Stock as to which such Series A Holder has elected redemption.

6.2       Mandatory Redemption. On or before the Mandatory Redemption Date, for cash consideration equal to the Rights Offering Consideration, the Corporation shall be required to redeem the percentage of shares of outstanding Series A Preferred Stock, equal to the gross proceeds to the Corporation of the Rights Offering divided by Twenty Four Million ($24,000,000) multiplied by One Hundred (100) and expressed as a percentage. For example, if the Corporation receives gross proceeds in the Rights Offering equal to Twelve Million ($12,000,000), then the Corporation would be required to redeem 50% of the outstanding Series A Preferred Stock (or 6,153,846 shares of Series A Preferred Stock) for $13,350,000 of cash consideration. “Rights Offering Consideration” shall mean an amount equal to (a) the gross proceeds to the Corporation of the Rights Offering plus (b) an amount equal to the product of Two Million Seven Hundred Thousand Dollars ($2,700,000) multiplied by a fraction the numerator of which is equal to the gross proceeds to the Corporation of the Rights Offering and the denominator of which is Twenty-Four Million Dollars ($24,000,000).

6.3       Partial Redemption. Upon the exercise of redemption rights or obligations pursuant to Section 6.1 or this Section 6.2, if the Corporation does not have sufficient funds legally available to redeem all shares of Series A Preferred Stock to be redeemed pursuant to such rights or obligations, the Corporation shall redeem a pro rata portion of each Series A Holder’s redeemable shares of such Series A Preferred Stock out of funds legally available therefor, based on the respective amounts that would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

6.4       Redemption Notice. Written notice of a redemption pursuant to Section 6.1 or 6.2 (the “Redemption Notice”) shall be sent to each Series A Holder, in the case of a redemption pursuant to Section 6.1, not less than ten (10) calendar days, and in the case of a redemption pursuant to Section 6.2, not less than one (1) calendar day, prior to the date of each redemption (the “Redemption Date”). Each Redemption Notice shall state:

(a)       the number of shares of Series A Preferred Stock held by the Series A Holder that the Corporation shall redeem;

(b)       the Redemption Date and the redemption price, in accordance with Sections 6.1 and 6.2 (the “Redemption Price”); and

(c)       that the Series A Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

6.5       Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Series A Holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such Series A Holder has exercised his, her or its right to convert such shares as provided in Section 5.1, shall surrender the certificate or certificates representing such shares (or, if such Series A Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Series A Holder.

6.6       Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Series A Holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7.	Miscellaneous.

7.1       Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Preferred Stock following redemption.

7.2       Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all Series A Holders by the affirmative written consent or vote of the Series A Holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

7.3       Notices. Any notice required or permitted by the provisions of this Certificate of Designations to be given to a Series A Holder shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission. In the event a Series A Holder shall not by written notice designate the name to whom payment upon redemption of Series A Preferred Stock should be made or the address to which the certificate or certificates representing, or other evidence of ownership of, such shares, or such payment, should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Series A Holder of such Series A Preferred Stock as shown on the records of the Corporation and to send the certificate or certificates representing such shares, or such payment, to the address of such Series A Holder shown on the records of the Corporation.

7.4       Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to by prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

7.5       No Impairment. Unless approved by a vote of the holders of a majority of the Series A Preferred Stock, the Corporation will not, (and shall be without authority to) directly or indirectly by amendment of this Certificate of Designation or of the Certificate of Incorporation of the Corporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement, contract, or undertaking or through any other action:

(a)       diminish, impair, limit, restrict, avoid or seek to impair, limit, restrict or avoid, any of the rights, powers or privileges of the Series A Preferred Stock or the Series A Holders hereunder or the observances or performance of any of the terms to be observed or performed hereunder by the Corporation; or

(b)       permit, allow or agree to the diminishment, impairment, limitation, restriction or avoidance of, the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in, facilitate and assure the carrying out of all the provisions of this Certificate of Designation and the taking of all such action as may be necessary or appropriate in order to protect the rights, powers and privileges of the holders of the Series A Preferred Stock hereunder, including, without limitation, the Conversion Rights of the Series A Holders and the Series A Preferred Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations on November 7, 2006.

VISKASE COMPANIES, INC.

By:	/s/ Gordon S. Donovan
Gordon S. Donovan, Vice President
and Chief Financial Officer

Signature Page to Certificate of Designations

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VISKASE COMPANIES, INC.

Viskase Companies, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Viskase Companies, Inc.

SECOND: This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation of the Corporation to amend and restate the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 150,000,000, consisting of (i) 100,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 50,000,000 shares of Preferred Stock, $0.01 par value per share.

THIRD: The amendment of the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Thomas D. Davis, its President and Chief Executive Officer, this 17th day of October, 2017.

VISKASE COMPANIES, INC.

By	/s/ Thomas D. Davis
	Name:	Thomas D. Davis
	Title:	President and Chief Executive Officer

State of Delaware Secretary of State Division of Corporations
Delivered 02:25 PM 10/17/2017 FILED 02:25 PM 10/17/2017
SR 20176656000 – File Number 757401

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:50 PM 12/19/2018
FILED 05:50 PM 12/19/2018
SR 20188266923 - File Number 757401

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

VISKASE COMPANIES, INC.

Viskase Companies, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Viskase Companies, Inc.

SECOND: This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation of the Corporation to amend and restate Article FOURTH of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 150,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 50,000,000 shares of Preferred Stock, $0.01 par value per share.

The designations, powers, preferences and relative participating, optional or other special rights and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.  Common Stock

Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by him of record.

Subject to the prior rights of the holders of all classes or series of stock at the time outstanding having prior rights as to dividends, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

B.  Preferred Stock

Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Corporation or any series of any class of Preferred Stock:

(1)  the designation of such class or series, the number of shares to constitute such class or series which may be increased or decreased (but not below the number of shares of that class or series then outstanding) by resolution of the Board of Directors, and the stated value thereof if different from the par value thereof;

(2)  the terms of the voting rights, if any, of the shares of such class or series, in addition to any voting rights provided by law;

(3)  the dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of the same class;

(4)  whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;

(5)  the amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

(6)  whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7)  whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(8)  the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of the Common Stock or shares of stock of any other class or any other series of the same class;

(9)  the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

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(10)  the ranking (be it pari passu, junior or senior) of each class or series vis-a-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters; and

(11)  any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of this Amended and Restated Certificate of Incorporation, to the full extent permitted in accordance with the laws of the State of Delaware.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other class or series at any time outstanding.

THIRD: This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation to amend and restate Section 7 of Article FIFTH of the Amended and Restated Certificate of Incorporation to read in its entirety as follows:

(7)  The Corporation shall not adopt any new stockholder rights or similar plan without the affirmative vote of not less than (i) 90% of the then outstanding shares of Common Stock and Preferred Stock, if any, entitled to vote thereon and (ii) 80% of the authorized number of directors constituting the Board of Directors, including authorized but vacant directorships, except that in response to an unsolicited tender offer, the Board of Directors may on one occasion after April 3, 2003 adopt a stockholder rights or similar plan having a term of not more than 60 days.

FOURTH: This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation to add a new Article NINTH which shall read in its entirety as follows:

NINTH. To the fullest extent permitted by Section 122(17) of the GCL and except as may be otherwise expressly agreed in writing by the Corporation and Icahn Enterprises L.P. (“IELP”), the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to IELP or its affiliates or subsidiaries or any of their respective employees, officers, directors, agents, stockholders, members or partners (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Ninth. Neither the alteration, amendment or repeal of this Article Ninth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Ninth shall eliminate or reduce the effect of this Article Ninth in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

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FIFTH: The amendment of the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed by Thomas D. Davis, its Chairman of the Board, President and Chief Executive Officer, this 19th day of December, 2018.

VISKASE COMPANIES, INC.

By	/s/ Thomas D. Davis
	Name:	Thomas D. Davis
	Title:	Chairman of the Board,
President and Chief
Executive Officer

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